Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
11013 West Broad Street Glen Allen VA 23060-5937

+1 804.327.7925 T
+1 804.327.6209 F
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf	Jason Thompson
tel: +1 804-327-7284	tel: +1 804-201-2556
mediainquiries@mwv.com

MWV Reports First Quarter 2009 Results

Cash from Operations Improves Significantly to $90 Million; Company on Track to Achieve Over

$125 Million Savings in 2009

RICHMOND, VA – April 29, 2009 – MeadWestvaco Corporation (NYSE: MWV) reported lower year-over-year earnings for the first quarter of 2009, reflecting reduced volumes for packaged goods, office supplies and specialty chemicals due to the weak global economic environment. The company is taking aggressive actions to strengthen its financial position and maximize performance by reducing corporate and business unit overhead costs, closing and restructuring manufacturing facilities and focusing on higher return growth opportunities in targeted packaging markets.

Cash flow from operations more than doubled to $90 million in the first quarter of 2009 compared to $40 million in the first quarter of 2008. MWV’s actions to continue to tightly manage working capital and reduce its cost structure, as well as higher cash flows from the company’s Community Development and Land Management business drove the improvement. As part of its Strategic Cost Management program, the company also realized over $14 million in cost savings in the first quarter of 2009 from reduced overhead expenses and manufacturing optimization initiatives, and is on track to achieve its 2009 savings goal of $125 million.

“We have taken a number of proactive steps at MWV to strengthen our overall performance and increase the value we create for customers and shareholders,” said John A. Luke, Jr., chairman and chief executive officer. “This focused strategy has helped to stabilize our results as demand declined sharply for many of our products, and will provide better operating leverage to improve earnings when the economy recovers. MWV continues to capitalize on our strong financial position, leading market expertise, and disciplined approach to cost management as we target the most attractive growth opportunities in our global markets – making our company a valued partner for customers and a sound investment for shareholders.”

Quarterly Comparison

First quarter 2009 net loss from continuing operations was $79 million, or $0.46 per share. Included in the results from continuing operations are after-tax restructuring charges of $51 million, or $0.30 per share, primarily related to employee separation costs, asset write-downs and facility closures. Sales were $1.35 billion in the first quarter of 2009 compared to sales of $1.52 billion in the first quarter of 2008.

First quarter 2008 net loss from continuing operations was $8 million, or $0.04 per share. Included in the results from continuing operations are after-tax restructuring charges of $5 million, or $0.03 per share, primarily related to employee separation costs, asset write-downs and facility closures, and after-tax bad-debt charges of $5 million, or $0.03 per share, related to two customer bankruptcies. Also included in the results from continuing operations is an after-tax gain of $6 million, or $0.04 per share, from the recognition of a curtailment gain associated with the company’s U.S. pension plan. First quarter 2008 income from discontinued operations was $4 million, or $0.02 per share, related to the sale of the company’s North Charleston, S.C., kraft paper mill and related assets on July 1, 2008, previously included in the Packaging Resources segment.

Packaging Resources

In the Packaging Resources business, segment profit from continuing operations in the first quarter of 2009 was $19 million compared to $32 million in the first quarter of 2008. Sales were $568 million in the first quarter of 2009 compared to $631 million in the first quarter of 2008. Price improvement was offset by lower sales volume as well as higher unabsorbed fixed manufacturing costs associated with market- and maintenance-related downtime. Despite moderating input costs, results were also impacted by higher year-over-year costs for energy, raw materials and freight, and unfavorable foreign currency translations principally related to Rigesa, the company’s Brazilian operation.

As expected, in the first quarter of 2009, the segment took aggressive actions to match production with demand in conjunction with its planned maintenance outages. These actions resulted in volume and productivity declines, which lowered overall segment profit versus the prior year. In the first quarter, market- and maintenance-related downtime totaled 85,000 tons (57,000 SBS and 28,000 CNK®). Shipment declines in paperboard grades for tobacco, beverage and liquid packaging were modest, while declines in more economically-sensitive grades for commercial print and global general packaging markets were more pronounced.

Consumer Solutions

In the Consumer Solutions business, segment profit increased to $13 million in the first quarter of 2009 compared to $9 million in the first quarter of 2008. Sales were $533 million in the first quarter of 2009 compared to $606 million in the first quarter of 2008. Global healthcare packaging sales growth driven by the continued success of MWV’s Shellpak® solution was more than offset by unfavorable foreign currency translations, modest sales declines in global beverage, tobacco, and home and garden, and more pronounced declines in the discretionary segments of global personal care and media packaging.

Increased segment profit was driven by improved productivity due to ongoing business model improvement actions and lower year-over-year input costs. As part of the company’s strategy to focus its business on higher-value, differentiated packaging opportunities, the segment is streamlining its product and manufacturing footprint and significantly reducing related overhead and selling, general and administrative costs. Since commencing the program, the segment has announced the closure of six manufacturing locations, including most recently two folding carton locations in Louisa, Virginia, and Caguas, Puerto Rico.

Consumer & Office Products

In the Consumer & Office Products business, segment loss was $5 million in the first quarter of 2009 compared to a loss of $3 million in the first quarter of 2008. Sales were $163 million in the first quarter of 2009 compared to $208 million in the first quarter of 2008. As expected, sales were lower due to the weak global economic environment, resulting in lower volumes of consumer, time-management and dated products. Envelope products sales were particularly weak as financial services customers continue to significantly reduce direct mail offerings. Benefits from ongoing productivity actions to match production to demand were more than offset by lower volumes across all businesses resulting in slightly higher losses in the first quarter. This segment continues to be impacted by Asian-based imported products.

Specialty Chemicals

In the Specialty Chemicals business, segment profit was $1 million in the first quarter of 2009 compared to $12 million in the first quarter of 2008. Sales were $94 million in the first quarter of 2009 compared to $124 million in the first quarter of 2008. Sales and segment profits were lower due to the weak U.S. economy, resulting in lower volumes for pine chemicals and activated carbon. To reduce manufacturing cash costs and inventories, the segment operated its production facilities at significantly reduced utilization rates, resulting in lower segment profit in the quarter.

Community Development and Land Management

Segment sales were $86 million in the first quarter of 2009 compared to $21 million in the first quarter of 2008. Segment profit was $56 million in the first quarter of 2009 compared to $8 million in the first quarter of 2008. The major driver of segment sales and profit in the first quarter of 2009 was the sale of a 25,000-acre tract in South Carolina for gross proceeds of $49 million. Profit from real estate activities was $53 million in the first quarter of 2009 compared to $4 million in the first quarter of 2008. The segment sold approximately 34,000 acres for gross proceeds of $68 million in the first quarter of 2009 compared to approximately 2,000 acres for gross proceeds of $5 million in the first quarter of 2008. Profit from forestry operations and leasing activities was $3 million in the first quarter of 2009 compared to $4 million in the first quarter of 2008.

Real estate industry conditions remain challenging due to continued credit tightening and weaker consumer spending. These factors will likely continue to influence near-term results. During this time, the segment will continue to move forward with its near- and long- term real estate value creation plans, including enhancing rural land and entitling and master planning its highest potential development land.

Corporate and Other

Corporate and Other loss was $175 million in the first quarter of 2009 compared to a loss of $81 million in the first quarter of 2008. The majority of the increased loss in 2009 was driven by higher year-over-year restructuring charges of $73 million.

Strategic Cost Management

On January 15, 2009, MWV announced that it is implementing a series of broad cost reduction actions to further reduce its corporate and business unit overhead cost structure, optimize its manufacturing footprint, and realize sourcing savings throughout its supply chain. By the end of 2009, these actions are expected to result in the elimination of about 2,000 positions, or 10 percent of MWV’s global workforce, and the closure or restructuring of 12 to 14 manufacturing facilities. These cost management efforts are expected to achieve $125 million in pre-tax savings in 2009, with a targeted run-rate range of $250 million to $300 million by mid-2010. In the first quarter of 2009, MWV achieved savings of over $14 million toward these goals, including the elimination of over 800 positions and the announced closure of eight manufacturing facilities.

Other Items

In the first quarter of 2009, pre-tax total inflation, including energy, raw materials and freight, increased $12 million over the first quarter of 2008 on a continuing operations basis.

In the first quarter of 2009, the pre-tax impact from unfavorable foreign exchange was $20 million higher compared to the first quarter of 2008 on a continuing operations basis.

Cash flow provided by operations was $90 million in the first quarter of 2009, up from cash flow provided by operations of $40 million in the prior year, driven by improved year-over-year working capital usage and higher proceeds from land sales.

Cash and cash equivalents were $519 million at March 31, 2009, compared to $549 million at December 31, 2008. The $30 million change is attributable to $90 million of cash flow provided by operations, offset by $110 million of cash flow used in investing and financing activities, primarily capital spending and dividend payments, and $10 million from the unfavorable impact of currency exchange rates during the quarter.

Capital spending by continuing operations was $45 million in the first quarter of 2009 compared to $64 million in the first quarter of 2008.

Pension income from continuing operations before termination benefits and curtailments was $15 million in the first quarter of 2009 compared to $21 million in the first quarter of 2008. The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

For the first quarter of 2009, the effective tax rate benefit attributable to the loss from continuing operations was approximately 13 percent compared to approximately 65 percent for the same period last year. The annual effective tax rate in 2009 is expected to be about 21 percent, excluding discrete items.

MWV paid a regular quarterly dividend of $0.23 during the first quarter of 2009, totaling $39 million, and on April 27, 2009, declared a quarterly dividend payable on June 1, 2009, to stockholders of record at close of business on May 7, 2009.

In April 2009, MWV received payments totaling about $77 million related to an allowable alternative fuel excise tax credit from the Internal Revenue Service, which represents a period of about 12 weeks of fuel usage at each of the company’s three domestic paperboard mills. For financial reporting purposes, the excise tax credit is not included in the results for the first quarter of 2009.

Outlook

Given continued worldwide economic uncertainty, results for 2009 are difficult to predict. MWV is directly addressing the uncertain economic environment by remaining focused on the key items within its control that are expected to maintain the company’s solid financial position and maximize the company’s performance, including:

•	continuing to rigorously review each business, including markets, products and customers, to ensure cost of capital returns;

•	matching production to demand to conserve cash costs;

•	vigilantly managing working capital usage and reducing discretionary spending;

•	reducing capital expenditures by narrowing spending on more immediate, high-return investments; and,

•	continuing to reduce the company’s overhead structure and rationalize manufacturing capacity.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. (EDT) by dialing 1 (800) 230-1096 (toll-free domestic) or 1 (612) 332-0107 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 12:00 noon (EDT) on April 29, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 993649. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, access the link to Investor Information, then Calendar of Events, and look for the link to the webcast. Please go to the website at least one hour prior to the call to register, download and install any necessary audio software.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, personal and beauty care, food, beverage, media and entertainment, and home and garden industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 22,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fifth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	First Quarter Ended March 31,
	2009	2008
Net sales	$1,354	$1,518
Cost of sales	1,194	1,293
Selling, general and administrative expenses	207	201
Interest expense	52	54
Other income, net	(8)	(7)

Loss from continuing operations before income taxes	(91)	(23)
Income tax benefit	(12)	(15)

Loss from continuing operations	(79)	(8)
Income from discontinued operations, net of tax [1]	—	4

Net loss	$(79)	$(4)

Net loss per share, basic and diluted:
Loss from continuing operations	$(0.46)	$(0.04)
Income from discontinued operations	—	0.02

Net loss	$(0.46)	$(0.02)

Shares used to compute net loss per share:
Basic and diluted	171.1	173.9

[1]	Reflects the disposition of the company’s North Charleston, S.C., kraft paper mill and related assets.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$519	$549
Accounts receivable, net	616	799
Inventories	746	695
Other current assets	117	118

Current assets	1,998	2,161

Property, plant, equipment and forestlands, net	3,441	3,518
Prepaid pension asset	645	634
Goodwill	800	805
Other assets	1,256	1,337

	$8,140	$8,455

Liabilities and equity
Accounts payable	$547	$567
Accrued expenses	542	618
Notes payable and current maturities of long-term debt	96	89

Current liabilities	1,185	1,274

Long-term debt	2,299	2,309
Other long-term obligations	958	972
Deferred income taxes	890	919

Shareholders’ equity	2,794	2,967
Non-controlling interest [1]	14	14

Total equity	2,808	2,981

	$8,140	$8,455

[1]

On January 1, 2009 the company adopted the provisions of SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, which requires the presentation of the company’s non-controlling interest in consolidated subsidiaries within equity (previously reported within other long-term obligations).

MeadWestvaco Corporation and consolidated subsidiary companies

Business Segment Information

In millions (Unaudited)

	First Quarter Ended March 31,
	2009	2008
Sales
Packaging Resources	$568	$631
Consumer Solutions	533	606
Consumer & Office Products	163	208
Specialty Chemicals	94	124
Community Development and Land Management	86	21
Corporate and Other [1]	11	29

Total	1,455	1,619
Intersegment eliminations	(101)	(101)

Consolidated totals	$1,354	$1,518

Segment profit (loss)
Packaging Resources	$19	$32
Consumer Solutions	13	9
Consumer & Office Products	(5)	(3)
Specialty Chemicals	1	12
Community Development and Land Management	56	8
Corporate and Other [2]	(175)	(81)

Consolidated totals [3]	$(91)	$(23)

[1]	Revenue included in Corporate and Other represents specialty papers sales.
[2]	Corporate and Other loss includes non-controlling interest income and losses, restructuring charges, pension income, interest expense and income, and gains and losses on certain asset sales.
[3]	Consolidated totals represent loss from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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